Exhibit 99.1

Genesee & Wyoming Provides Fourth Quarter 2015 Business Update; Reports Traffic for November 2015

DARIEN, Conn. — (BUSINESS WIRE) — Dec. 11, 2015 — Genesee & Wyoming Inc. (G&W) (NYSE: GWR) today reported traffic volumes for November 2015.

Fourth Quarter 2015 Business Update

In the fourth quarter of 2015 through November, G&W’s shipments have been weaker than expected. In G&W’s North American Operations, shipments of steam coal, agricultural products and metals are below expectations by approximately 8,000, 3,000 and 3,000 carloads, respectively. In G&W’s U.K./European Operations, steam coal shipments are approximately 4,000 carloads below expectations. In G&W’s Australian Operations, metallic ores shipments are approximately 1,000 carloads below expectations largely due to the recent suspension of rail shipments from a customer manganese mine. As a result, G&W currently expects its consolidated earnings per diluted share to be approximately $0.10 below its prior guidance of $0.90 to $0.95 provided on October 30, 2015.

November 2015 Traffic

G&W’s traffic in November 2015 was 239,558 carloads, an increase of 78,889 carloads, or 49.1%, compared with November 2014. G&W’s same-railroad traffic in November 2015 was 138,348 carloads, a decrease of 22,321 carloads, or 13.9%, compared with November 2014.

The table below sets forth summary total carloads by segment for November 2015 and November 2014.

Segment	November 2015	November 2014	Change	% Change
North American Operations	124,220	142,374	(18,154)	(12.8%)
Australian Operations	16,189	18,295	(2,106)	(11.5%)
U.K./European Operations(1)	99,149	n/a	n/a	n/a

Total G&W Operations	239,558	160,669	78,889	49.1%

(1)	Operations from the Freightliner Group acquired on March 25, 2015

November 2015 Highlights by Segment

•	North American Operations: Traffic in November 2015 was 124,220 carloads, a decrease of 12.8% compared with November 2014. On a same-railroad basis, traffic declined 20,215 carloads, or 14.2%. The decrease was primarily due to reduced shipments of coal & coke, metals and overhead Class 1 traffic, partially offset by increased shipments of petroleum products.

•	Australian Operations: Traffic in November 2015 was 16,189 carloads, a decrease of 11.5% compared with November 2014. The decrease was primarily due to reduced metallic ores shipments from previously announced closures of customer iron ore mines and a recent suspension of rail shipments from a customer manganese mine partially offset by increased shipments of agricultural products and mineral & stone traffic.

•	U.K./European Operations: Traffic was 99,149 carloads in November 2015. Traffic in November 2015 was led by intermodal traffic in the U.K. and continental Europe as well as minerals & stone traffic in Poland and the U.K.

The table below sets forth North American Operations carload information for November 2015 and November 2014 by commodity group.

North American Operations:	November 2015	November 2014	Change	% Change
Agricultural Products	16,863	17,835	(972)	(5.4%)
Autos & Auto Parts	1,974	3,111	(1,137)	(36.5%)
Chemicals & Plastics	14,454	13,229	1,225	9.3%
Coal & Coke	17,004	30,912	(13,908)	(45.0%)
Food & Kindred Products	4,753	4,612	141	3.1%
Intermodal	—	151	(151)	(100.0%)
Lumber & Forest Products	10,839	10,191	648	6.4%
Metallic Ores	1,943	1,702	241	14.2%
Metals	9,541	13,288	(3,747)	(28.2%)
Minerals & Stone	15,509	15,368	141	0.9%
Petroleum Products	8,928	7,327	1,601	21.9%
Pulp & Paper	14,306	13,930	376	2.7%
Waste	3,275	3,145	130	4.1%
Other	4,831	7,573	(2,742)	(36.2%)

Total carloads	124,220	142,374	(18,154)	(12.8%)

Carloads from New Railroads(1)	2,061
Same-railroad carloads	122,159	142,374	(20,215)	(14.2%)

(1)	Total carloads from North American rail operations commenced or acquired by G&W in the last 12 months, including the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad. These railroads contributed 884 carloads of minerals & stone traffic, 429 carloads of lumber & forest products traffic, 362 carloads of chemicals & plastics traffic and 386 carloads from all other commodities.

The following highlights relate to North American same-railroad traffic, excluding traffic from the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad, which were acquired on January 5, 2015.

•	North American Operations traffic decreased 20,215 carloads, or 14.2%, primarily due to reduced shipments of coal & coke, metals and overhead Class 1 traffic, partially offset by increased shipments of petroleum products.

•	Coal & coke traffic decreased 13,908 carloads, or 45.0%, primarily due to weaker than expected shipments in G&W’s Midwest, Central, Ohio Valley and Mountain West regions.

•	Metals traffic decreased 3,794 carloads, or 28.6%, primarily due to weaker than expected shipments in G&W’s Southern, Ohio Valley, Coastal and Northeast regions.

•	G&W’s Other commodity group traffic decreased 2,742 carloads, or 36.2%, primarily due to decreased overhead Class 1 shipments.

•	Petroleum products traffic increased 1,568 carloads, or 21.4%, primarily due to increased shipments in G&W’s Ohio Valley Region.

•	All remaining traffic decreased by a net 1,339 carloads.

The table below sets forth Australian Operations carload information for November 2015 and November 2014 by commodity group.

Australian Operations:	November 2015	November 2014	Change	% Change
Agricultural Products	4,570	3,068	1,502	49.0%
Intermodal	5,153	5,558	(405)	(7.3%)
Metallic Ores	925	5,129	(4,204)	(82.0%)
Minerals & Stone	5,514	4,514	1,000	22.2%
Petroleum Products	27	26	1	3.8%

Total carloads	16,189	18,295	(2,106)	(11.5%)

The decrease in Australian Operations traffic was primarily due to reduced metallic ores shipments from previously announced closures of customer iron ore mines and a recent suspension of rail shipments from a customer manganese mine, partially offset by increased shipments of agricultural products and mineral & stone traffic.

The table below sets forth U.K./European Operations carload information for November 2015 by commodity group.

U.K./European Operations:	November 2015
Agricultural Products	37
Coal & Coke	5,447
Intermodal	77,921
Minerals & Stone	14,800
Other	944

Total carloads	99,149

Traffic volumes in the U.K./Europe operating segment include operations from Freightliner. G&W’s existing European operations are not reported as freight revenues and therefore are not included in this traffic report. As a result, there is no traffic information provided for the comparative period in the prior year for this segment.

Fourth Quarter of 2015 Through November Traffic

The table below sets forth summary total carloads by segment for the fourth quarter of 2015 through November and the fourth quarter of 2014 through November.

Segment	QTD Nov 2015	QTD Nov 2014	Change	% Change
North American Operations	261,852	300,608	(38,756)	(12.9%)
Australian Operations	29,988	34,826	(4,838)	(13.9%)
U.K./European Operations(1)	206,002	n/a	n/a	n/a

Total G&W Operations	497,842	335,434	162,408	48.4%

(1)	Operations from the Freightliner Group acquired on March 25, 2015

The table below sets forth North American Operations carload information for the fourth quarter of 2015 through November and the fourth quarter of 2014 through November by commodity group.

North American Operations:	QTD Nov 2015	QTD Nov 2014	Change	% Change
Agricultural Products	35,953	36,510	(557)	(1.5%)
Autos & Auto Parts	3,830	6,510	(2,680)	(41.2%)
Chemicals & Plastics	29,546	27,848	1,698	6.1%
Coal & Coke	36,327	59,742	(23,415)	(39.2%)
Food & Kindred Products	10,189	10,527	(338)	(3.2%)
Intermodal	23	483	(460)	(95.2%)
Lumber & Forest Products	23,101	22,648	453	2.0%
Metallic Ores	3,882	3,605	277	7.7%
Metals	19,481	30,251	(10,770)	(35.6%)
Minerals & Stone	35,221	35,014	207	0.6%
Petroleum Products	17,518	16,880	638	3.8%
Pulp & Paper	28,436	29,182	(746)	(2.6%)
Waste	6,919	6,792	127	1.9%
Other	11,426	14,616	(3,190)	(21.8%)

Total carloads	261,852	300,608	(38,756)	(12.9%)

Carloads from New Railroads(1)	4,485
Same-railroad carloads	257,367	300,608	(43,241)	(14.4%)

(1)	Total carloads from North American rail operations commenced or acquired by G&W in the last 12 months, including the Arkansas Midland Railroad, the Prescott & Northwestern Railroad and the Warren & Saline River Railroad. These railroads contributed 1,962 carloads of minerals & stone traffic, 927 carloads of lumber & forest products traffic, 784 carloads of chemicals & plastics traffic and 812 carloads from all other commodities.

The table below sets forth Australian Operations carload information for the fourth quarter of 2015 through November and the fourth quarter of 2014 through November by commodity group.

Australian Operations:	QTD Nov 2015	QTD Nov 2014	Change	% Change
Agricultural Products	6,196	4,697	1,499	31.9%
Intermodal	10,220	11,074	(854)	(7.7%)
Metallic Ores	2,592	9,988	(7,396)	(74.0%)
Minerals & Stone	10,927	9,018	1,909	21.2%
Petroleum Products	53	49	4	8.2%

Total carloads	29,988	34,826	(4,838)	(13.9%)

The table below sets forth U.K./European Operations carload information for the fourth quarter of 2015 through November by commodity group.

U.K./European Operations:	QTD Nov 2015
Agricultural Products	77
Coal & Coke	10,627
Intermodal	161,016
Minerals & Stone	32,263
Other	2,019

Total carloads	206,002

Other

The term carload represents physical railcars and estimated railcar equivalents of commodities for which G&W is paid on a metric ton or other measure to move freight, as well as intermodal units.

Historically, G&W has found that traffic information may be indicative of freight revenues on its railroads. Freight revenues are revenues for which G&W is paid on a per car, per container or per ton basis to move freight. Activities such as railcar switching, port terminal shunting, traction services and other similar freight-related services are excluded from our traffic information as the resulting revenues are not classified as freight revenue. Traffic information may not be indicative of total operating revenues, operating expenses, income from operations or net income.

G&W’s three reportable segments are summarized as follows:

•	The North American Operations segment is comprised of nine operating regions in the U.S. and Canada. This segment represents approximately 57% of G&W’s total operating revenues and approximately 75% of G&W’s total income from operations.

•	The Australian Operations segment is comprised of G&W’s existing operations in Australia and the newly-acquired Freightliner Australia operations. This segment represents approximately 12% of G&W’s total operating revenues and approximately 14% of G&W’s total income from operations. Revenues from Freightliner’s Australia operations are not reported as freight revenues and therefore are not included in this traffic report.

•	The U.K./European Operations segment is comprised of Freightliner’s operations in the U.K. and continental Europe and G&W’s existing European port shunting operations. This segment represents approximately 31% of G&W’s total operating revenues and approximately 11% of G&W’s total income from operations. G&W’s existing European port shunting operations are not reported as freight revenues and therefore are not included in this traffic report. As a result, there is no traffic information provided for the comparative period in the prior year for this segment.

About G&W

Genesee & Wyoming owns or leases 120 freight railroads worldwide that are organized in 11 operating regions with 7,500 employees and more than 2,500 customers.

•	G&W’s nine North American regions serve 41 U.S. states and four Canadian provinces and include 113 short line and regional freight railroads with more than 13,000 track-miles.

•	G&W’s Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line.

•	G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

For more information, visit gwrr.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of G&W that are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “believes,” “could,” “should,” “seeks,” “expects,” “will,” “estimates,” “trends,” “update,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast, including, but not limited to, those risks noted in our 2014 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

SOURCE: Genesee & Wyoming Inc.

Genesee & Wyoming Inc.

Thomas D. Savage, 1-203-202-8900

Vice President – Corporate Development & Treasurer

Web Site: http://www.gwrr.com